UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2005

TERRA INDUSTRIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Maryland (State or other jurisdiction of incorporation)	1-8520 (Commission File Number)	52-1145429 (IRS Employer Identification No.)

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102-6000

(712) 277-1340

(Address of Principal Executive Offices, including Zip Code)

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

On May 2, 2005, Terra announced that it has mothballed the remaining operations at its Donaldsonville, Louisiana manufacturing facility indefinitely. All other operations at the Donaldsonville facility had previously been mothballed. The operations being mothballed consist of an ammonia plant with aggregate annual production capacity of approximately 500,000 tons. The ammonia supply agreement described below will replace the manufactured ammonia produced at the mothballed facility. The plant last operated on Dec. 23, 2004.

As the Donaldsonville facility’s other manufacturing plants were previously shut down, this action completes Donaldsonville’s transition from an integrated manufacturing facility to solely a storage and distribution terminal.

On May 2, 2005, Terra entered into an ammonia supply agreement to purchase ammonia for delivery to its ammonia terminal at Donaldsonville, Louisiana from Yara Asia Trade Pte. Ltd., a major international ammonia manufacturer. The agreement is for an initial term of three years, with automatic renewal periods beginning every two years thereafter. The agreement’s required purchase quantities are approximately 500,000 tons per year, subject to some fluctuation, or about the same as Terra’s Donaldsonville ammonia plant, which is being mothballed as described above.

On May 2, 2005, Terra issued a press release reporting the closure of Donaldsonville’s remaining manufacturing operations and its signing of the ammonia supply agreement. A copy of the press release is attached as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits

99.1 Press Release dated May 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA INDUSTRIES INC.

By:	/s/ Mark A. Kalafut
Mark A. Kalafut Vice President, General Counsel and Corporate Secretary

Date: May 4, 2005

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